UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTELLINETICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0613716
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2190 Dividend Dr.
Columbus, Ohio	43228
(Address of principal executive offices)	(Zip Code)

Intellinetics, Inc. 2024 Equity Incentive Plan

Intellinetics, Inc. 2023 Non-Employee Director Compensation Plan

(Full title of the plan)

Alison G. Forsythe

Chief Executive Officer

Intellinetics, Inc.

2190 Dividend Dr.

Columbus, Ohio 43228

(614) 388-8908

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Intellinetics, Inc., a Nevada corporation (the “Registrant”), is filing this Registration Statement on Form S-8 to register the following securities:

●	Up to an additional 674,035 shares of common stock, par value $0.001 per share (“Common Stock”) of the Registrant issuable pursuant to future awards that may be granted under the Intellinetics, Inc. 2024 Equity Incentive Plan, as amended (the “2024 Plan”); and
●	Up to an additional 152,863 shares of Common Stock of the Registrant issuable pursuant to future awards that may be granted under the Intellinetics, Inc. 2023 Non-Employee Director Compensation Plan, as amended (the “2023 Director Plan”).

The stockholders of the Registrant approved the addition of these shares to the respective plans at the Registrant’s Annual Meeting of Stockholders held on June 25, 2026. On March 21, 2025, the Registrant filed a Registration Statement on Form S-8 (File No. 333-286002) registering the issuance of 243,122 shares of Common Stock pursuant to the 2024 Plan and 110,136 shares of Common Stock pursuant to the 2023 Director Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference in this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) (other than information that is furnished to but not filed with the SEC in those documents), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026;
(2)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 14, 2026;
(5)	the Registrant’s Current Reports on Form 8-K filed with the SEC on May 14, 2026; March 30, 2026; and February 17, 2026;
(6)	the information included in the Registrant’s definitive proxy statement on Schedule 14A for the 2026 Annual Meeting of Stockholders, as filed with the Commission on April 30, 2026, to the extent incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and
(7)	the description of the Registrant’s Common Stock contained in Registrant’s registration statement on Form 10-SB filed with the SEC on October 2, 2000, as the description therein has been updated and superseded by the description of the registrant’s capital stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 30, 2026, and including any amendments or reports filed with the SEC for the purpose of updating such descriptions.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than information that is furnished to but not filed with the SEC in those documents) shall be deemed to be incorporated by reference in this Registration Statement from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Any Current Report on Form 8-K that is furnished to the SEC but not filed with the SEC is not deemed incorporated by reference into this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

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Item 6.	Indemnification of Directors and Officers.

The Registrant is a Nevada corporation. The Nevada General Corporation Law, the Registrant’s Articles of Incorporation, and the Registrant’s bylaws provide for the indemnification of directors and officers of the Registrant and certain other persons in the circumstances outlined below.

Actions other than by the Registrant

The Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding if (i) such person is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of the law, or (ii) such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person (i) was liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of the law, or (ii) did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that his or her conduct was unlawful.

Actions by the Registrant

The Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or other entity, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if (i) such person is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of the law, or (ii) such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Successful Defense

To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the Registrant against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Required Approval

Any discretionary indemnification, unless ordered by a court, must be made by the Registrant only as authorized in the specific case upon a determination that indemnification of a director, officer, employee or agent is proper in the circumstances. The determination must be made by (i) the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Advance of Expenses

The articles of incorporation, the bylaws, or an agreement made by the Registrant may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Registrant.

Other Rights

The indemnification provisions above and the advancement of expenses (i) do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled for either an action in his or her official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of the action, and (ii) continue for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.

The Registrant has obtained liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacities as directors and officers of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

Exhibit		Incorporation by Reference
Number	Description	Form	Exhibit	Filing Date

4.1	Articles of Incorporation of Intellinetics, Inc.	10-SB	3.1	02-2000

4.2	Certificate of Correction, effective May 22, 2007	8-K	3.1	06-15-2007

4.3	Certificate of Amendment to Articles of Incorporation of Intellinetics, Inc.	8-K	99.1	09-03-2014

4.4	Certificate of Amendment to Articles of Incorporation of Intellinetics, Inc., dated March 2, 2020	8-K	3.1	03-04-2020

4.5	Certificate of Amendment to Articles of Incorporation of Intellinetics, Inc., dated March 3, 2020	8-K	3.2	03-04-2020

4.6	Bylaws of Intellinetics, Inc.	10-SB	3.3	10-02-2000

4.7	Amendment No. 1 to the Bylaws of Intellinetics, Inc.	8-K	3.4	03-01-2012

4.8	Amendment No. 2 to the Bylaws of Intellinetics, Inc.	8-K	3.3	03-04-2020

4.9	Form of Stock Certificate	10-K	4.1	03-30-2020

5.1	Opinion of McDonald Carano LLP +

23.1	Consent of GBQ Partners LLC +

23.3	Consent of McDonald Carano LLP (incorporated from Exhibit 5.1)

24.1	Powers of Attorney (included on the Signature Page of this Registration Statement).

99.1	Intellinetics, Inc. 2024 Equity Incentive Plan	S-8	99.1	03-21-2025

99.2	Amendment to Intellinetics, Inc. 2024 Equity Incentive Plan +

99.3	Restricted Stock Award Agreement pursuant to the 2024 Intellinetics, Inc. Equity Incentive Plan	10-K	10.19	03-30-2026

99.4	Intellinetics, Inc. 2023 Non-Employee Director Compensation Plan	10-Q	10.1	05-15-2023

99.5	Amendment to Intellinetics, Inc. 2023 Non-Employee Director Compensation Plan +

99.6	Form of Non-Qualified Stock Option Agreement under Company’s 2023 Director Compensation Plan	S-8	10.20	03-21-2025

107	Filing Fee Table +

+ Filed herewith.

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Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (17 CFR § 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on July 23, 2026.

INTELLINETICS, INC.

By:	/s/ Alison G. Forsythe
Alison G. Forsythe
President, Chief Executive Officer, and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Intellinetics, Inc., do hereby constitute and appoint Alison G. Forsythe and Joseph D. Spain, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Alison G. Forsythe	President, Chief Executive Officer and Director	July 23, 2026
Alison G. Forsythe	(Principal Executive Officer)

/s/ Joseph D. Spain	Treasurer and Chief Financial Officer	July 23, 2026
Joseph D. Spain	(Principal Financial Officer; Principal Accounting Officer)

/s/ Michael N. Taglich	Chairman of the Board and Director	July 23, 2026
Michael N. Taglich

/s/ John Guttilla	Director	July 23, 2026
John Guttilla

/s/ Stanley Jaworski Jr.	Director	July 23, 2026
Stanley Jaworski Jr.

/s/ Paul Seid	Director	July 23, 2026
Paul Seid

/s/ Russell Bernier	Director	July 23, 2026
Russell Bernier

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